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                                                                    EXHIBIT 10.4


                            TAX REPORTING AGREEMENT

         THIS TAX REPORTING AGREEMENT (the "Agreement"), dated as of October 31, 1995, is made by and among CROWN CRAFTS, INC., a Georgia corporation ("Crown Crafts"), THE RED CALLIOPE AND
ASSOCIATES, INC., a California corporation ("Red Calliope"), and
NEAL FOHRMAN, an individual resident of California (the
"Designated Party").

                              W I T N E S E T H :

         WHEREAS, Crown Crafts, Red Calliope and the Designated Party are parties to that certain Merger Agreement, dated as of October 8, 1995, as amended by Amendment No. 1 thereto dated as of October 31, 1995 (the "Merger Agreement"), pursuant to which a wholly owned subsidiary of Crown Crafts, concurrently herewith, is merging with and into Red Calliope (the "Merger");

         WHEREAS, Crown Crafts is the common parent of an affiliated group of corporations within the meaning of Section
1504 of the Internal Revenue Code of 1986, as amended (the
"Code") filing consolidated returns;

         WHEREAS, Red Calliope timely filed an election (the "Election") on Form 2553 to be treated as an S corporation within the meaning of Section 1361(a) of the Code effective for its taxable year beginning on July 1, 1982 and has consistently filed tax returns as an S corporation on Form 1120S since July 1, 1982;

         WHEREAS, the shareholders of Red Calliope (the
"Shareholders") have filed their tax returns in a manner consistent with Red Calliope's treatment as an S Corporation since July 1, 1982;

         WHEREAS, certain consents to the Election, which may have been required at the time of the Election, were not obtained at such time;

         WHEREAS, to resolve any doubt as to the validity of the Election, Red Calliope has submitted to the Internal Revenue
Service a request for an extension of time to file consents to the Election pursuant to Treasury Regulations Section
1.1362-6(b)(3)(iii), which extension has been granted;

         WHEREAS, Red Calliope ceased to be a "small business corporation" within the meaning of Section 1361(b) of the Code on July 28, 1995; and

         WHEREAS, pursuant to the terms of the Merger Agreement and as a condition precedent to the obligations of the parties under the Merger Agreement, the parties hereto have reached certain agreements concerning the filing of Red Calliope's tax returns for federal, state and local tax purposes as set forth in detail herein;
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         NOW, THEREFORE, in consideration of the premises and of
the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1.      Definitions.

                 1.1 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                 1.2      "Designated Party" means Neal Fohrman.

                 1.3      "Red Calliope Income Taxes" means the
federal, state and local income tax of, together with any interest, penalties and additions to tax imposed on, Red Calliope with respect to its taxable income by any governmental authority responsible for the imposition of such tax.

                 1.4      "Red Calliope Income Tax Return" means
any Tax Return of Red Calliope with respect to Red Calliope
Income Taxes.

                 1.5      "Red Calliope Tax Return" means any Tax
Return of Red Calliope with respect to Red Calliope Taxes.

                 1.6      "S Corporation Return" means any Tax
Return of Red Calliope with respect to the taxable income of Red
Calliope for taxable periods beginning on or after July 1, 1982 and ending on or before July 27, 1995.

                 1.7 "Shareholder Income Taxes" means the federal, state and local income tax of, together with any interest, penalties and additions to tax imposed on, any Shareholder with respect to his or her taxable income by any governmental authority responsible for the imposition of such tax.

                 1.8      "Shareholder Income Tax Return" means
any Tax Return of a Shareholder with respect to Shareholder
Income Taxes.

                 1.9      "Tax" (including with correlative
meaning, the terms "Taxes" and "Taxable") means any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll, property or windfall profits tax, alternative or add-on minimum tax, or other tax, fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

                 1.10     "Tax Return" means any return, report,
statement, information statement and the like required to be filed with any authority with respect to Taxes.


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         2.      Filing of Pre-Closing Red Calliope Tax Returns.

                 2.1      The Designated Party shall be
responsible for the preparation and filing of all Red Calliope Tax Returns for all taxable periods ending on or before the Closing Date, including Red Calliope Tax Returns for such periods that are due after the Closing Date and any amended Red Calliope Tax Return. Red Calliope shall be responsible for the payment of all Taxes shown to be due thereon. For purposes of this Section 2.1, any taxable period for Red Calliope Taxes that includes but does not end on the Closing Date shall be treated as ending on the Closing Date and the items of income, gain, loss, deduction and credit shall be determined based on the closing of Red Calliope's books and records as maintained for Tax purposes at the end of business on the Closing Date. The Designated Party shall submit such Tax Returns to Crown Crafts for its review and comment thirty (30) days before filing and shall make such revisions to such Tax Returns as are reasonably requested by Crown Crafts.

                 2.2 The Designated Party shall cause to be prepared and filed Red Calliope Income Tax Returns for taxable periods ending on June 30, 1995 and July 27, 1995 ("S Corporation Returns") in a manner consistent with its election to be treated as an S corporation for federal, state and local income tax purposes.

                 2.3 All fees and expenses incurred by the Designated Party in connection with the preparation and filing of Red Calliope Tax Returns (other than amended Red Calliope Tax Returns, fees and expenses with respect to which are covered by
Section 4.5 hereof) for taxable periods ending on or before the Closing Date shall be paid by Red Calliope.

                 2.4      Neither Crown Crafts, nor Red Calliope
shall amend any Red Calliope Tax Returns for taxable period ending on or before the Closing Date without the prior written consent of the Designated Party.

                 2.5 It is acknowledged and agreed that an election under Section 338 of the Code shall not be made with respect to the acquisition by Crown Crafts of Red Calliope pursuant to the Merger Agreement. Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, Crown Crafts shall pay and hold the Shareholders harmless from and against all Red Calliope Taxes not incurred in the ordinary course of business attributable to acts or omissions of Crown Crafts occurring after the Effective Time but on the Closing Date.

         3. FILING OF POST-CLOSING RED CALLIOPE TAX RETURNS. Crown Crafts shall, at its sole cost and expense, be responsible for the preparation and filing of all Red Calliope Tax Returns for taxable periods beginning after the Closing Date, and shall pay or cause to be paid all Taxes shown to be due thereon.


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         4.      Control of Tax Proceedings.

                 4.1      It is acknowledged and agreed that the
Designated Party shall, pursuant to Section 6244 of the Code, serve as the "tax matters person" for Red Calliope for taxable years ending on or prior to July 27, 1995.

                 4.2 Except as specifically provided in this Agreement, it is acknowledged and agreed that the Designated Party shall have the sole authority to deal with any matters relating to Taxes of Red Calliope attributable to taxable periods ending on or before the Closing Date (as determined under Section 2.1), including but not limited to the filing of amended Red Calliope Tax Returns.

                 4.3 Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Red Calliope Taxes (including any claim involving any Subchapter "S" item (as defined in Section 6245 of the Code and the Treasury Regulations thereunder) (an "S Claim") brought against Red Calliope) attributable to taxable periods ending on or before the Closing Date (a "Pre-Closing Dispute"), Crown Crafts shall promptly inform the Designated Party, who shall thereafter promptly inform the other Shareholders. The Designated Party shall have the sole right and authority to control any resulting proceedings and, except as provided in Section 4.4, to determine whether and when to settle any Pre-Closing Dispute. The Designated Party shall keep each Shareholder informed of any such proceedings or settlements.

                 4.4 Notwithstanding anything to the contrary in this Agreement, the Designated Party shall not file any amended Red Calliope Tax Return or settle any Pre-Closing Dispute without the prior written consent (not to be unreasonably withheld or delayed) of (i) Crown Crafts if such action would increase Red Calliope Taxes for taxable periods ending after the Closing Date, or (ii) any Shareholder who would be subject to additional Shareholder Income Taxes in excess of $10,000 as a result of such action.

                 4.5 All fees and expenses incurred by the Designated Party in connection with the filing of any amended Red Calliope Tax Return or control or conduct of any Pre-Closing Dispute under Section 4.3 (the "Covered Matters") shall be paid by Red Calliope and Red Calliope shall indemnify and hold harmless the Designated Party from and against any and all claims, damages, liabilities, expenses (including reasonable attorneys fees), costs and assessments (including actual and punitive damages) incurred by or imposed upon the Designated Party in connection with his action or inaction with respect to the Covered Matters so long as the Designated Party substantially complies in good faith with his obligations with respect to the Covered Matters and does not act fraudulently; provided, however, that Red Calliope shall have no obligation to pay in excess of $100,000 pursuant to this Section 4.5. All such fees and expenses incurred by the


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Designated Party which are not paid or reimbursed by Red Calliope pursuant to the preceding sentence shall be paid pursuant to that certain Agreement Re Post-Merger Administration dated as of October 9, 1995.

         5. COOPERATION. The Designated Party and Crown Crafts shall cooperate with each other in a timely manner in the preparation and filing of any Tax Returns, payment of any Taxes in accordance with this Agreement and the Merger Agreement, and the conduct of any audit or other proceeding. Each party shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Agreement and the Merger Agreement.

         6. RETENTION OF RECORDS. Crown Crafts shall, until the expiration of the applicable statute of limitations or extensions thereof, (i) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns or the audit of such returns, and (ii) give to the Designated Party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the preparation and filing or audit of such returns.

         7. SPECIFIC PERFORMANCE. The parties hereto each acknowledge that the rights of each party hereunder are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         8.      REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED
PARTY. The Designated Party hereby represents and warrants to each other party hereto that:

                 (a) this Agreement has been duly authorized, executed and delivered by the Designated Party and constitutes the valid and binding agreement of the Designated Party enforceable against the Designated Party in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors, rights generally, general equitable principles and the discretion of courts in granting equitable remedies; and


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                 (b)      the execution, delivery and performance
of this Agreement and the consummation of the transactions contemplated hereby will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Designated Party is a party or by which he or any of his assets are bound.

         9.      REPRESENTATIONS AND WARRANTIES OF CROWN CRAFTS.
Crown Crafts hereby represents and warrants to each other party hereto that:

                 (a) this Agreement has been duly authorized, executed and delivered by Crown Crafts, and constitutes the valid and binding agreement of Crown Crafts, enforceable against Crown Crafts in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors, rights generally, general equitable principles and the discretion of courts in granting equitable remedies; and

                 (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Crown Crafts is a party or by which it or any of its assets are bound.

         10.     REPRESENTATIONS AND WARRANTIES OF RED CALLIOPE.
Red Calliope hereby represents and warrants to each other party hereto that:

                 (a) this Agreement has been duly authorized, executed and delivered by Red Calliope, and constitutes the valid and binding agreement of Red Calliope, enforceable against Red Calliope in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors, rights generally, general equitable principles and the discretion of courts in granting equitable remedies; and

                 (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to any material mortgage, lien, lease, agreement, instrument, order,


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arbitration award, judgment or decree to which Red Calliope is a party or by which it or any of its assets are bound.

         11.     NOTICES.  The provisions of Section 10.10 of the
Merger Agreement shall apply to this Agreement.

         12. MISCELLANEOUS. Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim. This Agreement shall be governed by, and its provisions construed in accordance with, the laws of the State of California (without reference to California's choice of law rules) applicable to contracts made and to be wholly performed within such state and may be modified only in writing signed by each of the parties hereto. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument. Paragraph headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of any term or provision hereof.

         12. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the Designated Party has duly executed and delivered this Agreement, and Crown Crafts and Red Calliope hereto have caused this Agreement to be executed and delivered on its behalf by an officer thereunto duly authorized, all as of the date first above written.



                                       ------------------------
                                       NEAL FOHRMAN


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                                  CROWN CRAFTS, INC.



                                  By:
                                     -----------------------------
                                       E. Randall Chestnut
                                       Vice President



                                  THE RED CALLIOPE AND ASSOCIATES,
                                  INC.



                                  By:
                                     -----------------------------
                                       Neal Fohrman
                                       President


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